Exhibit 10.2

FIXED RATE NOTE
 Successor to the Master Promissory Note
Dated February 1, 1998
Executed by Borrower in favor of Lender
(then known as Bell Atlantic Financial Services Inc.)

Maximum Principal Sum:	July 1, 2005
$ 9,000,000,000

     FOR VALUE RECEIVED, the undersigned, Cellco Partnership, a Delaware general partnership (herein “Borrower”) hereby promises to pay to the order of Verizon Global Funding Corp., a Delaware corporation (herein “Lender”), in same day funds in lawful money of the United States at its offices at 3900 Washington Street, 2nd Floor, Wilmington, Delaware 19802 or such other place as Lender may from time to time designate, the principal sum of Nine Billion Dollars ($9,000,000,000) (the “Maximum Principal Sum”), or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by Lender to Borrower under this Fixed Rate Note, on August 1, 2009 (the “Maturity Date”) together with interest thereon from the date borrowed until paid in full.

      For the purposes of this Fixed Rate Note, the following terms shall have the meanings set forth to the right thereof:

Borrower Affiliated Group	Borrower and all affiliates and subsidiaries of Borrower but shall exclude Verizon Communications Inc., Vodafone Group Plc and their respective affiliates (other than any entity that is an affiliate solely by virtue of Borrower being an affiliate of Verizon Communications Inc. or Vodafone Group Plc)

Floating Rate Note	That certain Floating Rate Note dated July 1, 2005 executed by Borrower in favor of the Lender

Lender Affiliated Group	Lender, Verizon Communications Inc. and direct and indirect wholly-owned subsidiaries of Verizon Communications Inc.

Libor Note	That certain Promissory Note dated February 18, 2005 executed by borrower in favor of Lender.

Permitted
Acquisition Indebtedness	Indebtedness of the Borrower Affiliate Group evidenced by bonds,debentures, notes or similar instruments on which interest charges are customarily paid, owed to persons or entities other than the LenderAffiliated Group authorized by Cellco Partnership Board ofRepresentatives for the sole purpose of financing (i) any business, entity orassets constituting a business unit, or (ii) any spectrum-related rights orassets, in each case, in any transaction or related group of transactions thecash consideration plus any debt assumed as part of such transaction(aggregated in the case of a related group of transactions) for which is ineach case in excess of $3,000,000,000.

Permitted
Incremental Indebtedness	Indebtedness of the Borrower Affiliate Group evidenced by bonds, debentures, notes or similar instruments on which interest charges arecustomarily paid, owed to persons or entities other than the LenderAffiliated Group only during such time that the indebtedness under this Fixed Rate Note exceeds $8,700,000,000, the indebtedness under the

Floating Rate Note is $2,431,018,220.92, and prior to February 28, 2008, the indebtedness under the Libor Note is $6,500,000,000.

Specified Indebtedness	All indebtedness of the Borrower Affiliated Group evidenced by bonds, debentures, notes or similar instruments on which interest charges arecustomarily paid, owed to persons or entities other than the LenderAffiliated Group, provided however Specified Indebtedness would not include amounts owed (i) to the federal government in connection with the auction of spectrum or (ii) indebtedness assumed by the Borrower AffiliateGroup in connection with an acquisition of an equity interest in a businessentity (provided that such indebtedness was not raised by the businessentity in contemplation of the acquisition), (iii) Permitted AcquisitionIndebtedness, or (iv) Permitted Incremental Indebtedness. For the avoidance of doubt, Specified Indebtedness shall also not include (a) lettersof credit, performance bonds, bid bonds and other obligations of a like nature, (b) liabilities arising in connection with taxes, judgments, guarantees or indemnities, (c) any derivative transaction, and (d) indebtedness arising in connection with any employee benefit plan.

Effective Date	July 1, 2005

Monthly Interest Reduction Amount $8,980,908

      As more fully described below, the principal amount of this Fixed Rate Note that shall be outstanding from time to time shall bear interest until paid in full at a rate per annum equal to 5.80%, except when adjusted as noted below. Interest shall be computed based on the average daily balance of all amounts borrowed under this Fixed Rate Note during a calendar month, on the basis of a 360-day year for the actual number of days elapsed. Interest shall be due, owing and payable on the first business day of each month with respect to the interest accrued and not previously paid during the prior month. If a date on which any payment of principal or interest under this Fixed Rate Note is required to be made is a Legal Holiday (which for purposes of this Fixed Rate Note shall mean a Saturday, Sunday or day on which banking institutions in the State of New York are not required to be open), then such payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period with respect to such payment. Notwithstanding the foregoing, commencing on the first business day of September 2005 and continuing through and including the first business day of January 2006, interest payable by Borrower shall be reduced by the Monthly Interest Reduction Amount. If the amount of any interest payment on any of such dates shall be less than the Monthly Interest Reduction Amount, Borrower shall not be required to pay interest on such date, and the difference between the Monthly Interest Reduction Amount and the amount of interest otherwise due and owing by Borrower on such date shall be promptly refunded by Lender to Borrower.

      This Fixed Rate Note may not be cancelled or otherwise terminated by Borrower unless immediately prior to such cancellation or termination, the aggregate unpaid principal amount of loans and interest accrued on such loans shall be zero. Prior to the Maturity Date, Borrower may borrow, repay and reborrow under this Fixed Rate Note in amounts which do not, in the aggregate outstanding at any time, exceed the Maximum Principal Sum; provided, however, that:

(a)	Borrower shall provide Lender with at least:

(i)	two business days prior written notice of its intention to increase the amount then currently outstanding under this Fixed Rate Note by an amount of at least Five Hundred Million Dollars ($500,000,000.00) but less than One Billion Dollars ($1,000,000,000.00) on any single business day and the date on which such borrowing is anticipated to occur, and

(ii)	five business days prior written notice of its intention to increase the amount then currently outstanding under this Fixed Rate Note by an amount of at least One Billion Dollars ($1,000,000,000.00) on any single business day and the date on which such borrowing is anticipated to occur; and

(b)	Prior to the Maturity Date, Borrower shall have the right from time to time to prepay the unpaid principal sum under this Fixed Rate Note or any portion thereof, plus all interest accrued thereon plus all other sums due and payable to Lender, provided that such prepayment shall not be directly or indirectly from the proceeds of Specified Indebtedness, Permitted Acquisition Indebtedness or Permitted Incremental Indebtedness.

      The occurrence of one or more of any of the following shall constitute an “Event of Default” under this Fixed Rate Note:

(i)	Borrower fails to pay interest on this Fixed Rate Note for five days after payment is due or principal on this Fixed Rate Note when due;

(j)	Borrower fails to comply with any covenant or other agreement specified in this Fixed Rate Note within five days following written notice by Lender (which shall state that such notice is a “Notice of Default,” specify the nature of the Event of Default and demand that it be remedied), except as otherwise specifically provided in this Fixed Rate Note;

(k)	The Borrower Affiliated Group shall maintain Specified Indebtedness to persons or entities other than the Lender Affiliated Group which shall exceed in the aggregate $2,700,000,000 (the “Debt Cap”) prior to December 31, 2008, provided however, that the Specified Indebtedness owed to persons or entities other than the Lender Affiliated Group may exceed the Debt Cap prior to December 16, 2006 if and only if the proceeds from indebtedness incurred on or after the Effective Date which would cause the Borrower Affiliated Group to exceed the Debt Cap are directly or indirectly applied to repay those certain $2,500,000,000 5.375% Notes due December 15, 2006 executed by the Borrower on December 12, 2001;

(l)	The Borrower Affiliated Group shall maintain any outstanding Specified Indebtedness to persons or entities other than the Lender Affiliated Group on or after December 31, 2008;

(m)	An event of default shall exist and be continuing under (i) any indebtedness for borrowed money of the Borrower Affiliated Group to the Lender Affiliated Group or (ii) any other indebtedness for borrowed money of the Borrower Affiliated Group and the maturity of such indebtedness shall have been accelerated as a result thereof in an outstanding amount exceeding $300,000,000;

(n)	Verizon Communications Inc. or any subsidiary thereof, shall no longer have the power to appoint a majority of the Board of Representatives of Borrower;

(o)	Borrower shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt, insolvent or file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if action shall be taken by Borrower for the purposes of effecting any of the foregoing; or

(p)	Any order, judgment or decree shall be entered by any court of competent jurisdiction, approving a petition seeking reorganization of Borrower or all or a substantial part of the assets of Borrower, or appointing a receiver, trustee or liquidator of Borrower or any of its property, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

     Upon the occurrence of any Event of Default, then the entire unpaid principal sum under this Fixed Rate Note plus all interest accrued thereon plus all other sums due and payable to Lender shall, at the option of Lender, become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, all of which are hereby expressly waived by Borrower. In addition to the foregoing, upon the occurrence of any Event of Default, Lender may forthwith exercise singly, concurrently, successively or otherwise any and all rights and remedies available to Lender by law, equity, statute or otherwise. Borrower hereby waives presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, and any and all other notices in connection with any default in the payment of, or any enforcement of the payment of, all amounts due under this Fixed Rate Note. To the extent permitted by law, Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. Borrower further waives and releases all errors, defects and imperfections in any proceedings instituted by Lender.

      Following the occurrence of any Event of Default, Borrower shall pay upon demand all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in the exercise of any of its rights, remedies or powers under this Fixed Rate Note with respect to such Event of Default, and any amount thereof not paid promptly following demand therefor shall be added to the principal sum under this Fixed Rate Note and shall bear interest at the rate set forth herein, plus two percent (2%), from the date of such demand until paid in full.

     In the event that for any reason one or more of the provisions of this Fixed Rate Note or their application to any entity or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Fixed Rate Note, but this Fixed Rate Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Borrower covenants that it will not consolidate with, or merge into, or be merged into, or transfer all or substantially all of its properties and assets to, any person unless the person is a general partnership or corporation; such general partnership or corporation assumes all the obligations of Borrower under this Fixed Rate Note; and after giving effect thereto, no Event of Default or event which, after notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing. Following such a merger or transfer, the surviving or transferee general partnership or corporation shall be the successor Borrower, and the predecessor Borrower shall be relieved of all obligations under this Fixed Rate Note. Failure by Borrower to observe and perform this covenant shall be an immediate Event of Default under this Fixed Rate Note.

     Lender may sell or assign all or a portion of its rights and obligations under this Fixed Rate Note to any member of the Lender Affiliated Group with the prior consent of the Borrower (such consent not to be unreasonably withheld).

     Borrower and Lender agree that as of the Effective Date:

(a)	This Fixed Rate Note shall be in full force and effect;
(b)	All amounts previously borrowed by Borrower under that certain Master Promissory Note dated February 1, 1998 executed by Borrower in favor of Lender (then known as Bell Atlantic Financial Services Inc.) shall be deemed to have been subsumed by this Fixed Rate Note and shall be due and owing under the terms of this Fixed Rate Note;
(c)	The Master Promissory Note shall be cancelled and deemed to be of no further force and effect; and
(d)	Borrower shall provide Lender with a copy of a resolution of the Board of Representatives of Borrower authorizing Borrower to execute and deliver this Fixed Rate Note as of the Effective Date.

     All notices and other communications provided for or given or made under this Fixed Rate Note shall be personally delivered or sent by overnight carrier or by facsimile transmission, and, if to Lender, addressed to 3900 Washington Street, Wilmington, Delaware 19802, Attention: President (facsimile 302-761-4245 or 302-761-4229), and if to Borrower, addressed to 180 Washington Valley Road, Bedminster, New Jersey 07921, Attention: Vice President and Chief Financial Officer (facsimile 908-306-7712), or to such other address or facsimile number with respect to either party as such party shall notify the other in writing from time to time. All notices and other communications so given shall be deemed to be effective upon receipt.

      This Fixed Rate Note inures to the benefit of Lender and binds Borrower, and their respective successor and assigns, and the words “Lender” and “Borrower” whenever occurring herein shall be deemed and construed to include such respective successors and assigns. This Fixed Rate Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, Borrower, with full power and authority to do so, has executed this Fixed Rate Note the day and year first written above.

CELLCO PARTNERSHIP

By:	/s/ John Townsend

	Name:	John Townsend
	Title:	VP and CFO

Accepted and agreed to as of the day and year first above written.

VERIZON GLOBAL FUNDING CORP.

By:	/s/ Janet M. Garrity

	Name:	Janet M. Garrity
	Title:	President and Treasurer